CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-176090) of PG&E Corporation filed with the Securities and Exchange Commission, pertaining to the PG&E Corporation Retirement Savings Plan and the PG&E Corporation Retirement Savings Plan for Union-Represented Employees of our reports dated June 17, 2013, with respect to the financial statements and supplemental schedules of the PG&E Corporation Retirement Savings Plan and the PG&E Corporation Retirement Savings Plan for Union-Represented Employees included in the Annual Report (Form 11-K) as of December 31, 2012 and for the year then ended.

/s/ Morris Davis Chan & Tan LLP
Oakland, California
June 17, 2013